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Exhibit 4.1

Pricing Agreement

Salomon Smith Barney Inc.
Banc of America Securities LLC
J.P. Morgan Securities Inc.,
    As Representatives of the several
    Underwriters named in Schedule I hereto,
    c/o Salomon Smith Barney Inc.
    388 Greenwich Street
New York, New York 10013

January 23, 2003

Ladies and Gentlemen:

        Tenet Healthcare Corporation, a corporation organized under the laws of Nevada (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 4, 2002 (the "Underwriting Agreement"), between the Company on the one hand and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Banc of America Securities LLC on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

        An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

        Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

        If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among

Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,
TENET HEALTHCARE CORPORATION
By	/s/ STEPHEN D. FARBER Name: Stephen D. Farber Title: Chief Financial Officer
Accepted as of the date hereof:
Salomon Smith Barney Inc. Banc of America Securities LLC J.P. Morgan Securities Inc.
By:	Salomon Smith Barney Inc.
By	/s/ GREGORY K. PARK Name: Gregory K. Park Title: Vice President
By:	Banc of America Securities LLC
By	/s/ CHARLES DITKOFF Name: Charles Ditkoff Title: Managing Director
By:	J.P. Morgan Securities Inc.
By	/s/ MARIA SRAMEK Name: Maria Sramek Title: Vice President
On behalf of the Underwriters

SCHEDULE I

Underwriter	Principal Amount of Designated Securities To be Purchased
Salomon Smith Barney Inc.	$300,000,000
Banc of America Securities LLC	200,000,000
J.P. Morgan Securities Inc.	200,000,000
Credit Suisse First Boston LLC	75,000,000
The Bank of Nova Scotia	75,000,000
SunTrust Capital Markets, Inc.	75,000,000
UBS Warburg LLC	75,000,000
Total	$1,000,000,000

SCHEDULE II

Title of Designated Securities:

  7 3/8% Senior Notes due 2013.

Aggregate principal amount:

  $1,000,000,000.

Price to Public:

  97.868% of the principal amount of the Designated Securities, plus accrued interest from January 28, 2003 to the date of delivery.

Purchase Price by Underwriters:

  97.218% of the principal amount of the Designated Securities, plus accrued interest from January 28, 2003 to the date of delivery.

Form of Designated Securities:

  Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

  Same day funds.

Time of Delivery:

  January 28, 2003.

Indenture:

  Indenture, dated November 6, 2001, as amended, between the Company and The Bank of New York, as Trustee.

  Sixth Supplemental Indenture, dated January 28, 2003, between the Company and The Bank of New York, as Trustee.

Maturity:

  February 1, 2013.

Interest Rate:

  7 3/8%.

Interest Payment Dates:

  Payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2003.

Redemption Provisions:

  The Notes are subject to redemption, in whole or in part, at any time, at the election of the Company upon not less than 30 nor more than 60 days' notice at a Redemption Price equal to the Make-Whole Price.

  "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding accrued and unpaid interest to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 0.50%, plus, in each of cases (i) and (ii), accrued and unpaid interest thereon to the Redemption Date.

  "Adjusted Treasury Rate" means, with respect to any Redemption Date: (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month); or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (the "Remaining Life").

  "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

  "Reference Treasury Dealer" means (i) each of Salomon Smith Barney Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors; provided that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

  In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Sinking Fund Provisions:

  No sinking fund provisions.

Defeasance provisions:

  The Notes shall be subject to the defeasance and discharge provisions of Section 1302 of the Indenture and the defeasance of certain obligations and certain events of default provisions of Section 1303 of the Indenture.

Closing location:

  Sullivan & Cromwell LLP
  1888 Century Park East, Suite 2100
  Los Angeles, California 90067

Names and addresses of Representatives:

Designated Representatives:	Salomon Smith Barney Inc. Banc of America Securities LLC J.P. Morgan Securities Inc.
Address for Notices, etc.:	Salomon Smith Barney Inc. 388 Greenwich Street New York, New York 10013
Banc of America Securities LLC 9 West 57th Street New York, New York 10019
J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172

Other Terms:

  For purposes of Section 8 of the Underwriting Agreement, the only information furnished to the Company by or on behalf of the Underwriters through the Representatives specifically for inclusion in the Prospectus Supplement is (i) the last paragraph on the cover page of the Prospectus Supplement regarding the delivery of the Designated Securities and (ii) the fourth, eighth and ninth paragraphs under the caption "Underwriting" in the Prospectus Supplement.

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Exhibit 4.1
Pricing Agreement
SCHEDULE I
SCHEDULE II